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                AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 1 to the Investment Advisory Agreement (the "Agreement") dated February 12, 2001, by and between Met Investors Advisory LLC (formerly Met Investors Advisory Corp.) (the "Manager") and OppenheimerFunds, Inc. (the "Adviser") with respect to the Oppenheimer Capital Appreciation Portfolio ("Portfolio"), is effective as of the 11th day of August, 2005. All terms used herein and not defined herein shall have the same meanings assigned to them in the Agreement.

     WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager with respect to the Portfolio, for which the Adviser is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

     1. The first sentence of Section 2.a of the Agreement shall be replaced with the following:

          "The Adviser shall manage the investment and reinvestment of the portfolio assets of the Portfolio, all without prior consultation with the Manager, subject to and in accordance with the investment objective and policies of the Portfolio set forth in the Trust's Registration Statement and the Charter Documents, as such Registration Statement and Charter Documents may be amended from time to time, in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and Section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code") including but not limited to, the diversification requirements of Section 817(h) of the Code and the regulations thereunder and any written instructions which the Manager or the Trust's Board of Trustees may issue from time-to-time in accordance therewith."

     2. Section 2.b of the Agreement is amended in whole to read as follows:

          "To the extent provided in the Trust's Registration Statement, as such Registration Statement may be amended from time to time, the Adviser shall, in the name of the Portfolio, place orders for the execution of portfolio transactions with or through such brokers, dealers or other financial institutions as it may select including affiliates of the Adviser and, complying with Section 28(e) of the Securities Exchange Act of 1934, may pay a commission on transactions in excess of the amount of commission another broker-dealer would have charged. Subject to seeking the most favorable price and execution, the Board of Trustees or the Manager may request the Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment."

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     3. Section 2.e of the Agreement is amended in whole to read as follows:

          "The Adviser and the Manager acknowledge that the Adviser is not the compliance agent for the Portfolio or for the Manager, and does not have access to all of the Portfolio's books and records necessary to perform certain compliance testing. To the extent that the Adviser has agreed to perform the services specified in this Section 2 in accordance with the Trust's Registration Statement and Charter Documents, written instructions of the Manager and any policies adopted by the Trust's Board of Trustees applicable to the Portfolio (collectively, the "Charter Requirements"), and in accordance with applicable law (including Subchapters M and the diversification requirements of section 817(h) of the Code, the 1940 Act and the Advisers Act ("Applicable Law")), the Adviser shall perform such services based upon its books and records with respect to the Portfolio (as specified in Section 2.c. hereof), which comprise a portion of the Portfolio's books and records, and upon information and written instructions received from the Trust, the Manager or the Trust's administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such information and instructions provided by the Trust, the Manager or the Trust's administrator. The Adviser shall perform quarterly diversification testing under Section 817(h) of the Code. The Adviser shall provide timely notice each calendar quarter that such diversification was satisfied or if not satisfied, that corrections were made within 30 days of the end of the calendar quarter. The Adviser shall have no responsibility to monitor certain limitations or restrictions for which the Adviser has not been provided sufficient information in accordance with Section 1 of this Agreement or otherwise. All such monitoring shall be the responsibility of the Manager."

     4. The following shall be added as Section 2.h to the Agreement:

          "The Adviser will provide reasonable assistance to the Manager regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may be deemed illiquid for purposes of the 1940 Act and for which market quotations are not readily available, provided, however, that the parties acknowledge that the Adviser is not the fund accounting agent for the Portfolio and is not responsible for pricing determinations or calculations and any information provided by the Adviser will be provided for information purposes only. The Adviser will assist the Manager or the Portfolio's fund accountant to obtain bid and offers or quotes from broker/dealers or market makers with respect to securities held by the Portfolio upon request."

     5. The following shall be added as Section 2.(i) to the Agreement:

          "The Adviser will notify the Trust and the Manager of any assignment of this Agreement or change of control of the Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Adviser, in each case prior to or promptly after, such change. The Adviser agrees to bear all reasonable expenses, including reasonable outside legal expenses, of the Trust associated with distributing supplements, if any, arising out of any assignment by, or change in control of, the Adviser and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Adviser if, at the time of notification, the Trust is not

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generating a filing or notification for other purposes." Provided, however, that the Adviser agrees to bear its pro-rata share of these expenses if the supplement accompanies a similar supplement necessitated as a result of a change in control or key personnel of another adviser(s).

     6 Section 3 of the Agreement is amended in whole to read as follows:

          "In consideration of services rendered pursuant to this Agreement, the Manager will pay the Adviser a fee at the annual rate of the value of the Portfolio's average daily net assets as set forth in Schedule A hereto. The compensation schedule of the Adviser as set forth in Schedule A is subject to the following discount. Commencing July 1, 2005, when the average monthly net assets of the Oppenheimer Capital Appreciation Portfolio are in excess of $1 billion, a discount to the total fees for that Portfolio for that month of 2.5% will apply. Such fee shall be accrued daily and paid monthly by the tenth business day following the end of the month in which such fee is accrued. If the Adviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated. For the purpose of determining fees payable to the Adviser, the value of the Portfolio's net assets shall be computed at the times and in the manner specified in the Trust's Registration Statement."

     7 All other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 11th day of August, 2005.

                                        MET INVESTORS ADVISORY LLC


                                        By: /s/ Richard C. Pearson
                                            ------------------------------------
                                            Authorized Officer


                                        OPPENHEIMERFUNDS, INC.


                                        By: /s/ Christina M. Nasta
                                            ------------------------------------
                                            Christina Nasta
                                            Vice President